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                                                                   Exhibit 10.1


                               EXTENSION OF LEASE

March 29, 2001

Reference is made to that certain Lease dated October 31st, 1994 between Richard
C. Johns, as Lessor, subsequently purchased by Jerry L. Ivy Trustee under Agreement dated 4/20/1990, entitled Jerry Ivy Separate Property Revocable Trust in the United States Bankruptcy Court for the District of Arizona hereinafter referred to as Lessor, and Geerlings & Wade, Inc., as Lessee covering the premises known and designated as 1419 West 12th Place, Suite 106 in the City of Tempe, Arizona.

     By mutual consent, said Lease is amended as follows:

     1. The term of this new extension shall be from April 1, 2001 to March 31, 2004.

     2. The monthly rental for such extended term shall be: April 1, 2001 to March 31, 2002 at .57 cents per sq/ft plus CAM charge of .06 cents and rental tax. This would be a monthly rental rate of $4,253.63. April 1, 2002 to March 31, 2003 at .59 cents per sq/ft plus CAM charge of .06 cents and rental tax. This would be a monthly rental rate of $4,388.67. April 1, 2003 to March 31, 2004 at .61 cents per sq/ft plus CAM charge of .06 and rental tax. This would be a monthly rental rate of $4523.71.

     3. In all other matters, the terms, covenants and conditions of the original October 31, 1994 Lease shall apply during the extended period.


LESSOR  /s/ Jerry L. Ivy               DATE      5/24/01
        ----------------------         ----------------------
         Jerry L. Ivy, Trustee


LESSEE /s/ David R. Pearce             DATE      5/15/01
       -----------------------         ----------------------
        President
        Geerlings & Wade, Inc.